Exhibit (a)(8) under Form N-1A

Exhibit 3(i) under Item 601/Reg. S-K

FEDERATED INDEX TRUST

AMENDMENT #20

TO THE RESTATED AND AMENDED

DECLARATION OF TRUST

Dated May 19, 2000

THIS Restated and Amended Declaration of Trust is amended as follows:

Strike the first paragraph of Section 5 – Establishment and Designation of Series or Class of Article III – BENEFICIAL INTEREST from the Declaration of Trust and substitute in its place the following:

Section 5. Establishment and Designation of Series or Class. Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series shall be, and are established and designated as:

Federated Max-Cap Index Fund

Class C Shares

Class R Shares

Service Shares

Institutional Shares

Federated Mid-Cap Index Fund

Class R6 Shares

Institutional Shares

Service Shares

The undersigned hereby certify that the above-stated Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 12th day of August, 2016, to become effective on October 1, 2016.

Witness the due execution this 12th day of August, 2016.

/s/ John T. Collins	/s/Peter E. Madden
John T. Collins	Peter E. Madden

/s/J. Christopher Donahue	/s/Charles f. Mansfield, Jr.
J. Christopher Donahue	Charles F. Mansfield, Jr.

/s/John B. Fisher	/s/Thomas M. O’Neill
John B. Fisher	Thomas M. O’Neill

/s/G. Thomas Hough	/s/P. Jerome Richey
G. Thomas Hough	P. Jerome Richey

/s/Maureen Lally-Green	/s/John S. Walsh
Maureen Lally-Green	John S. Walsh